Exhibit 10.7

AMENDMENT NO. 1 TO DEFINITIVE LICENSE AND TRANSFER AGREEMENT

This Amendment No. 1 to Definitive License and Transfer Agreement (this “Amendment”), effective as of January 3, 2017 (the “Amendment Effective Date”), is by and between Enumeral Biomedical Holdings, Inc., a Delaware corporation with a place of business at 200 Cambridge Park Drive, Suite 2000, Cambridge, MA 02140 (“Enumeral”) and Pieris Pharmaceuticals, Inc., a Nevada corporation with a place of business at 255 State Street, 9th Floor, Boston, MA 02109 and Pieris Pharmaceuticals GmbH, a German company with a place of business at Lise-Meitner-Strasse 30, 85354 Freising, Germany (collectively, and together with their Affiliates, “Pieris”), under which the Parties mutually agree to modify and amend the Definitive License and Transfer Agreement between the Parties, with an Effective Date of June 6, 2016 (the “Agreement”), as set forth below. Capitalized terms used in the Amendment but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, under the Agreement, Enumeral granted Pieris a non-exclusive right and license under certain Enumeral IP granting Pieris the right to exploit such Enumeral IP, including through the grant of sublicenses, subject to certain restrictions; and

WHEREAS, the Parties hereto wish to amend the terms of the Agreement to protect the Sublicensee’s rights in the event the Agreement is terminated for any reason.

NOW THEREFORE, the parties hereby agree as follows:

1.	Amendments. The Agreement is hereby amended as follows:

1.1.	The following sentence shall be added to the end of Section 2.4 (Sublicenses) as a new sentence: “Pieris shall furnish Enumeral with a true and accurate fully executed copy of any Sublicense and any amendments thereto or default letters thereto, promptly after its or their execution. Pieris may keep confidential product targets, development plans, patent numbers, the royalty percentage amounts, the amounts of any upfront, milestone or option payments, and the percentage amount applied to any sublicense or similar economic terms from the Sublicense and any amendments thereto.”

1.2.	The following is added to Section 9.5 (Effect of Termination):

b) Sublicenses.

(i) Any sublicense agreement(s) entered into under Section 2.4 of this Agreement for the purpose of the development and commercialization of any drug or products (each, a “Sublicense”) in effect as of the effective date of termination of this Agreement shall terminate (the “Termination Date”), and such Sublicensee shall, at its option by providing written notice of its election to do so within forty-five (45) days following the Termination Date, be a direct licensee under and subject to the terms and conditions of this Agreement as if a signatory hereto, provided that: (i) the payment terms of the direct license will be those of this Agreement; (ii) the Sublicensee is in good standing with respect to the Sublicense and was not itself the cause of the termination of this Agreement; (iii) the rights granted to the Sublicensee shall be subject to the field restrictions and other limitations under the Sublicense as if fully set forth herein; (iv) Enumeral and Sublicensee shall negotiate in good faith regarding the choice of law jurisdiction for such direct license; (v) any diligence requirements on the part of such Sublicensee for the development of any product under the Sublicense Agreement shall continue in addition to any diligence requirements under this Agreement; (vi) such Sublicensee has expressly agreed to abide by this provision and assume the obligations under this Agreement; and (vii) such direct license between Enumeral and the Sublicensee shall not place any additional obligations or restrictions (including but not limited to representations, warranties, or liabilities) on Enumeral that are not included in this Agreement or that are beyond Enumeral’s obligations under this Agreement without the prior written consent of Enumeral. By accepting such direct license, such Sublicensee releases Enumeral from any claim or liability whether actual or contingent under any agreement with Pieris.

(ii)   In the event that a Sublicense of any license granted to Pieris under this Agreement is terminated or rejected by or on behalf of Pieris under the applicable provisions of any bankruptcy laws and Sublicensee is unable to make an election thereunder to continue the Sublicense, then Enumeral hereby grants a direct license to Sublicensee under the terms of Section 9.5(b)(i) above, without any further action of Pieris, provided that such action is not blocked or objected to in bankruptcy court, and further provided that this Agreement is concurrently terminated in such bankruptcy action (or, if the Agreement is not so terminated, Pieris hereby waives any restrictions to the contrary in the Agreement in order to permit such direct license).

(iii)  The Parties further acknowledge and agree that any such Sublicensee shall be a third party beneficiary of this Agreement to the extent required to enforce its rights under this Section 9.5(b).

2.           Scope. This Amendment supersedes all proposals, negotiations, conversations and/or discussions between or among Parties relating to the subject matter of this Amendment and all past dealing or industry custom. This Amendment shall be integrated in and form part of the Agreement effective as of the Amendment Effective Date. Except for the foregoing modifications, the Agreement is hereby ratified and confirmed in accordance with its original terms. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

ENUMERAL BIOMEDICAL HOLDINGS, INC.	PIERIS PHARMACEUTICALS INC.

By: /s/ Matthew A. Ebert	By: /s/ Stephen Yoder

Name: Matthew A. Ebert	Name: Stephen Yoder

Title: General Counsel	Title: President and CEO

Date: January 3, 2017	Date: January 3, 2017

PIERIS PHARMACEUTICALS GMBH

By: /s/ Stephen Yoder

Name: Stephen Yoder

Title: Managing Director

Date: January 3, 2017